UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 19, 2011

Smartmetric, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-118801 (Commission File Number)	05-0543557 (I.R.S. Employer Identification No.)

1150 Kane Concourse, Suite 400 Bay Harbor Islands, FL 33154 (Address of principal executive offices) (zip code)

(305) 495-7190 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01                      Other Events.

On July 27, 2010, Smartmetric, Inc. (the “Company”) filed a second amended complaint (the “Visa and Mastercard Complaint”) in the United States District Court, Central District of California (the “Court”), Case No. 2:10-cv-01864, against MasterCard, Inc. and Visa, Inc. alleging patent infringement on the Company’s patent, U.S. Patent 6,792,464 (the “’464 Patent”) (the “Visa and Mastercard Case”).

On December 7, 2010, the Company filed a complaint (the “AMEX Complaint”) in the Court, Case No. CV10-9371 JHN (MANx), against American Express Company (“AMEX”) alleging patent infringement on the ’464 Patent (the “AMEX Case”).

On June 20, 2011, the Court entered a judgment of non-infringement in both the Visa and Mastercard Case and the AMEX Case based on the Court’s construction of certain of the disputed phrases of the asserted claims of the ‘464 Patent (the “Judgment”).

On June 30, 2011, the Company filed a Notice of Appeal to the Judgment in the AMEX Case against what the Company believes to be erroneous definition and limitations placed on the ‘464 patent as a result of wrongful interpretation.  On July 1, 2011, the Company filed a Notice of Appeal to the Judgment in the Visa and Mastercard Case against what the Company believes to be erroneous interpretation of definitions and limitations placed on the ‘464 patent by the Court.

While the Company is confident that the Judgment in the Visa and Mastercard Case and the AMEX Case will be overturned on appeal, the results of any litigation is inherently uncertain and there can be no assurance that we will prevail in the appeal of the litigation matters stated above or otherwise. We plan to pursue our claims and defenses vigorously and expect that the litigation matter discussed above will be protracted.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 20, 2011	SMARTMETRIC, INC.

By: /s/ C Hendrick
Name: C Hendrick
Title: Chief Executive Officer